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Exhibit 10.32

                      AMENDED AND RESTATED PROMISSORY NOTE

Effective Date:  January 1, 2001

Maker:  Jeffrey J. Wooley

Maker's Mailing Address (including county): 203 Colorado Street, Austin, Travis County, Texas 78701

Payee:  Schlotzsky's, Inc., a Texas corporation

Place for Payment (including county): 203 Colorado Street, Austin, Travis County, Texas 78701

Principal Amount: Two Hundred Sixty Six Thousand Forty Three and 00/100 Dollars ($266,043.00)

Annual Interest Rate on Unpaid Principal from Date:  Eight Percent (8.0%)

Annual Interest Rate on Matured, Unpaid Amounts: Maximum non-usurious rate allowed by applicable law.

Terms of Payment: Principal and Interest shall be due and payable in sixty (60) equal monthly installments, beginning on the first day of the second month following the full release of all personal guaranties made by Maker and/or John
C. Wooley for the benefit of Payee or its affiliates (as further described in the Amended and Restated Employment Agreement between Maker and Payee dated the Effective Date).

Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date. Maker may prepay all or any portion of the outstanding balance of this note at any time.

If Maker defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, and the default continues after Payee gives Maker notice of the default and the time within which it must be cured, as may be required by law or by written agreement, then Payee may declare the unpaid principal balance and earned interest on this note immediately due. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, notices of protest, and all other notices, to the extent permitted by law.

If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due.

Interest on the debt evidenced by this note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

This note is in renewal, extension and modification of that one certain Promissory Note in the stated principal amount of $222,914.54 from Maker to Payee dated December 31, 1997. The principal amount of this note includes all outstanding amounts, whether principal or interest, as of the Effective Date hereof.

Maker:

__________________________________
Jeffrey J. Wooley